•	Net loss for the quarter ended June 30th improved from $10.3 million in 2009 to $2.9 million in 2010.

•	Capital ratios are up from year end 2009 with the Tier 1 leverage ratio at 12.54% and total capital to risk-weighted assets ratio at 16.98%.

•	Allowance for loan losses as a percentage of loans increased to 3.64% compared to 3.45% at year end 2009.

•	Total nonaccrual loans decreased $1.4 million from year-end 2009 to $56.5 at June 30, 2010.

•	The ratio of nonperforming assets to total assets increased from 7.4% at year end 2009 to 8.8% at June 30, 2010.

•	Branch closures were announced in a continuing effort to reduce ongoing expenses.

August 10, 2010

Dear Shareholder,

Today, CIB Marine filed its quarterly report on Form 10-Q providing a detailed analysis of its second quarter 2010 operating results. As we discussed in prior shareholders’ letters and the 2009 Form 10-K, the planned effect of the 2009 restructuring was to significantly improve CIB Marine’s capital ratios and improve future operating results through the elimination of interest expense on its debentures that were the subject of the restructuring. The financial highlights from the second quarter of 2010 illustrate our progress (the full Form 10-Q is available on CIB Marine’s website, www.cibmarine.com):

•	Net loss for the second quarter of 2010 was $2.9 million or $0.16 per share. This compares to a net loss of $10.3 million or $0.57 per share for the second quarter of 2009, and $2.4 million or $0.13 per share for the first quarter of 2010.

•	At June 30, 2010, total assets were $657 million compared to $710 million at December 31, 2009, reflecting lower loan and securities balances and a reduction in higher-cost funding sources.

•	Net interest margin improved to 3.07% for the second quarter of 2010 compared to 1.50% for the second quarter of 2009. Accounting for most of this improvement was the elimination of $2.2 million in interest expense on the debentures for the second quarter of 2010, which improved the net interest margin 133 basis points.

•	Provision for loan losses expense for the second quarter of 2010 was $2.4 million compared to $6.2 million for the second quarter of 2009, reflecting lower levels of provisions for the home equity loan pools and construction and development loans, partially offset by higher levels of provisions for commercial real estate loans. Net loan charge-offs for the second quarter were $3.7 million and $6.2 million in 2010 and 2009, respectively.

•	Noninterest expense for the second quarter of 2010 was $5.9 million compared to $7.6 million for the second quarter of 2009. This reflects cost reduction initiatives implemented throughout 2009 and 2010, combined with reduced professional service fees following the completion of the restructuring.

While we continue to benefit from the improved capital and net interest margin due to the 2009 restructuring, we have significant work ahead of us to reach some of our ultimate goals of returning CIB Marine to profitability and improving asset quality. As a result, we have announced we are taking further actions to reduce ongoing expenses by closing our Decatur, Illinois and our Grand Prairie Dr., Peoria, Illinois offices during the second half of 2010. During the rest of 2010, we will continue to work diligently on further improving asset quality and the results of operations.

On August 9, 2010, Edwin Depenbrok resigned as Chief Financial Officer of the holding company and bank.  The resignation was an anticipated part of the company’s restructuring and had previously been announced at our shareholders meeting in May.  We thank Mr. Depenbrok for his invaluable service and guidance as CFO since January 7, 2008, and look forward to continuing to work with him as a consultant to the company.

In addition, we are pleased to announce the following promotions in our executive management team which became effective yesterday:

•	Patrick Straka has been appointed Chief Financial Officer of the bank and holding company. Mr. Straka has served as the company’s Chief Investment Officer for the past 11 years, a position he will retain in addition to his new position as Chief Financial Officer.

•	Charles Ponicki has been appointed President of the bank and holding company. He will also serve as a Director of the bank. Mr. Ponicki currently serves as the company’s Chief Credit Officer and will continue in the dual role of President and Chief Credit Officer until his credit duties can be transitioned to his replacement.

•	I will continue in my position as Chairman of the Board and Chief Executive Officer of the bank and holding company. I have notified the Board of Directors of my intent to retire as CEO in late 2010 or early 2011, but I will continue in a leadership role with the company as its Chairman. The company has a Board-approved succession plan it intends to follow upon my retirement and regulatory approval of my successor.

Sincerely,

John P. Hickey, Jr.
Chief Executive Officer

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2009, and updated in Item 1A of Part II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.